As filed with the Securities and Exchange Commission on July 31, 2018

Registration No. 333-223862

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

WMIH CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1653725
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8950 Cypress Waters Blvd Coppell, TX	75019
(Address of Principal Executive Offices)	(Zip Code)

Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan

(Full title of the plan)

Anthony W. Villani

Executive Vice President & General Counsel

8950 Cypress Waters Blvd.

Coppell, TX 75019

(469) 549-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kerry E. Berchem, Esq.

Alice Hsu, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

(212) 872-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $0.00001 per share in respect of assumed restricted stock units	18,667,116(2)	N/A	N/A	N/A

(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving the Common Stock of the registrant (“WMIH”), the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the maximum number of shares of WMIH’s Common Stock issuable in the future under outstanding restricted stock unit awards granted under the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan, which awards we assumed in connection with the merger (the “Merger”) of Nationstar Mortgage Holdings Inc. (“Nationstar”) with and into Wand Merger Corporation, a wholly owned subsidiary of WMIH prior to the Merger, with Nationstar surviving the Merger. The Merger closed on July 31, 2018.

(3)	These shares were registered under our Registration Statement on Form S-4 (File No. 333-223862) filed under the Securities Act with the Securities and Exchange Commission on March 23, 2018, as amended by Pre-Effective Amendment No. 1 filed on May 18, 2018, as further amended by Pre-Effective Amendment No. 2 filed on May 29, 2018. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

WMIH Corp. (“WMIH” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-223862) filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) on March 23, 2018, as amended by Pre-Effective Amendment No. 1 filed on May 18, 2018, as further amended by Pre-Effective Amendment No. 2 filed on May 29, 2018 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of common stock of WMIH, par value $0.00001 per share (“WMIH common stock”), issuable upon the vesting of outstanding restricted stock awards or the settlement of outstanding restricted stock unit awards granted pursuant to terms of the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan (the “Nationstar Plan”; each such restricted stock award or restricted stock unit award, a “Nationstar award”). All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On July 31, 2018, WMIH and Nationstar Mortgage Holdings Inc., a Delaware corporation (“Nationstar”), consummated the merger (the “merger”) of Wand Merger Corporation, a Delaware corporation and wholly owned subsidiary of WMIH (“Merger Sub”), with and into Nationstar, with Nationstar surviving the merger as provided by the Agreement and Plan of Merger dated as of February 12, 2018 (the “merger agreement”) by and among WMIH, Merger Sub and Nationstar. Nationstar’s common stock, par value $0.01 per share (the “Nationstar common stock”), is no longer publicly outstanding, and shares of Nationstar common stock currently represent the right to receive the consideration described in the merger agreement (the “merger consideration”).

Effective as of immediately prior to the effective time of the merger, (i) each outstanding share of Nationstar restricted stock automatically vested in full and converted into the right to receive the merger consideration, as elected by the holder thereof in accordance with the procedures set out in the merger agreement and (ii) each outstanding Nationstar restricted stock unit, whether vested or unvested, automatically vested in full, was assumed by WMIH and converted into a WMIH restricted stock unit entitling the holder thereof to receive upon settlement the merger consideration, as elected by the holder of the Nationstar restricted stock unit award in accordance with the procedures set out in the merger agreement, based on the number of shares of Nationstar common stock underlying or represented by the number of Nationstar restricted stock unit awards as of immediately prior to the effective time. Notwithstanding the foregoing, Nationstar restricted stock unit awards and Nationstar restricted stock awards that were granted between signing and closing did not automatically vest solely as a result of the merger, but instead were automatically assumed by WMIH and converted into a WMIH restricted stock unit award or restricted stock award, as applicable, with respect to a number of WMIH shares equal to the number of shares of Nationstar common stock underlying the award multiplied by the exchange ratio (12.7793). Such converted awards have the same vesting schedule as the underlying Nationstar awards, and will automatically vest upon a termination of the grantee’s service without “cause” (as defined in the applicable award agreement) within 12 months after the effective time of the merger. Nationstar did not grant any restricted stock awards between signing and closing, and thus, no Nationstar restricted stock awards were converted into WMIH restricted stock awards.

This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (this “Registration Statement”) has been filed for the purpose of issuing up to 18,667,116 shares of WMIH common stock upon the vesting or settlement of Nationstar awards. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by WMIH with the Commission, are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2017 (as amended on April 30, 2018);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;

•	Current Reports on Form 8-K filed on February 14, 2018 (as amended on April 2, 2018), March 1, 2018, March 9, 2018, May 11, 2018, June 15, 2018, June 26, 2018, June 29, 2018, July 6, 2018, July 13, 2018, July 16, 2018, July 26, 2018 and July 31, 2018 (other than the portions of those documents not deemed to be filed); and

•	The description of WMIH common stock included in the Registration Statement on Form 8-A (file No. 001-14667) filed on September 23, 2015.

All documents filed by WMIH with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for certain breaches of the director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for declaration of unlawful dividends or illegal redemptions or stock repurchases; or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) of WMIH provides that a director will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Delaware’s laws provide that a corporation may advance expenses of defense in certain circumstances, and permit a corporation to purchase and maintain liability insurance for its directors and officers.

The DGCL provides that indemnification may not be made for any matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

The bylaws of WMIH provide that WMIH shall indemnify each person whom it may indemnify to the extent permitted by the DGCL and that WMIH may purchase and maintain insurance on behalf of any person who is or was serving as a director, officer, employee or agent of WMIH, or of another entity at the request of WMIH. The Certificate of Incorporation provides that WMIH shall indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

In connection with its January 2015 $600.0 million offering of 600,000 shares of 3.00% Series B Convertible Preferred Stock, par value $0.00001 per share, liquidation preference $1,000 per share (such offering, the “Series B Preferred Stock financing”), WMIH entered into an indemnification agreement with KKR Fund Holdings L.P. and Tagar Olson, pursuant to which WMIH will indemnify KKR Fund Holdings L.P. and Mr. Olson for liabilities arising out of the Series B Preferred Stock financing.

In addition, WMIH has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, losses, judgments, fines, penalties and amounts paid or payable in settlement of any claim, including expenses for indemnification under WMIH’s Certificate of Incorporation and bylaws and/or recovery under any directors’ and officers’ liability insurance policies maintained by WMIH. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to WMIH if it is found that such indemnitee is not entitled to such indemnification under applicable law and WMIH’s Certificate of Incorporation and bylaws or to such recovery under WMIH’s insurance policies.

The foregoing is only a general summary of certain aspects of Delaware law and WMIH’s Certificate of Incorporation and bylaws and indemnification agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to (i) the relevant provisions of the DGCL and (ii) WMIH’s Certificate of Incorporation, bylaws, and form of indemnification agreement, each of which is on file with the Commission.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of WMIH, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K12G3, filed on May 13, 2015, and Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on December 11, 2017).

4.2	Amended and Restated Bylaws of WMIH (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K12G3, filed on May 13, 2015).

5.1	Opinion and Consent of Akin Gump Strauss Hauer & Feld LLP as to the validity of the securities being registered (incorporated by reference to Exhibit 5.1 of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (No. 333-223862), filed on May 18, 2018).

23.1	Consent of BPM LLP.

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 hereto).

99.1	Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of Nationstar Mortgage Holdings Inc.’s Current Report on Form 8-K, filed on May 12, 2016, File No. 001-35449).

99.2	Amendment to the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed on July 31, 2018).

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on this July 31, 2018.

WMIH CORP.

By:	/s/ Amar R. Patel
Name: Amar R. Patel
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 has been signed on July 31, 2018 by the following persons in the capacities indicated.

Signature	Title

/s/ Jay Bray Jay Bray	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Amar R. Patel Amar R. Patel	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Gidel Robert Gidel	Director

/s/ Roy Guthrie Roy Guthrie	Director

/s/ Christopher J. Harrington Christopher J. Harrington	Director

/s/ Michael D. Malone Michael D. Malone	Director

/s/ Tagar C. Olson Tagar C. Olson	Director

/s/ Steven D. Scheiwe Steven D. Scheiwe	Director